UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2026

INTERNATIONAL MONEY EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-37986

Delaware	47-4219082
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
(305) 671-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.0001 par value)	IMXI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously announced, on August 10, 2025, International Money Express, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, The Western Union Company, a Delaware corporation (“Western Union”), and Ivey Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Western Union (“Merger Sub”). Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, Merger Sub would merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Western Union. The Merger Agreement provided each of the Company and Western Union with the right to terminate the Merger Agreement if the Merger was not closed on or before November 10, 2026, subject to certain conditions (the “Outside Date Termination Right”).

The Merger was conditioned on the receipt of certain regulatory approvals including that of the California Department of Financial Protection and Innovation (“DFPI”).  The DFPI initially approved the Merger Agreement on February 11, 2026, and agreed to extend its approval through November 8, 2026, and again, on July 31, 2026. Less than two weeks later, on August 13, 2026, the DFPI issued a letter suspending the approval of the Merger, pending further ongoing review, notwithstanding the absence of any meaningful change in the circumstances of Merger or the business and operations of either party thereto. At such time, DFPI’s approval of the Merger was the sole remaining regulatory approval required to close the Merger.

During the evening of November 10, 2026, the DFPI notified the Company and Western Union of its approval of the Merger, subject to certain conditions (the “Approval”).  Notwithstanding receipt of the Approval and shortly following its receipt, Western Union delivered a notice (the “Termination Notice”) to the Company purportedly terminating the Merger Agreement on the basis of the Outside Date Termination Right. Later that night, in response to the Termination Notice, through its outside counsel, the Company responded to Western Union’s purported termination of the Merger Agreement, reiterating the Company’s commitment to the Merger and highlighting that the Company has satisfied all of its obligations under the Merger Agreement and remains ready to complete the Merger.  The Company’s response also stated that all conditions to the Merger have been satisfied or their failure to be satisfied was caused by Western Union’s breach of its reasonable best efforts obligations to obtain satisfaction of such conditions, thus prohibiting Western Union from terminating the Merger Agreement. In its response, the Company further demanded that Western Union immediately rescind the Termination Notice and proceed to close the Merger, including, if necessary, contesting in court the DFPI’s unlawful suspension of its prior approval.  The Company’s response also noted that it is reserving its rights to seek all remedies, including seeking specific performance and damages for wrongful termination of the Merger Agreement.

By letter dated November 11, 2026, Western Union notified the DFPI of its purported termination of the Merger Agreement and withdrew its application for DFPI’s approval of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MONEY EXPRESS, INC.

Dated: November 12, 2026	By:	/s/ Robert Lisy
	Name:	Robert Lisy
	Title:	Chief Executive Officer and President